Exhibit 99.1

Cross Country Healthcare Completes Acquisition of Advantage RN & Reaffirms Second Quarter 2017 Guidance

Company to Host Webex and Conference call on July 6 to Discuss Transaction

BOCA RATON, Fla.--(BUSINESS WIRE)--July 5, 2017--Cross Country Healthcare, Inc. (NASDAQ:CCRN) (“Company” or “Cross Country”), a leading provider of healthcare staffing and workforce solutions, announced today that it has completed the acquisition of Advantage RN, LLC and its subsidiaries (collectively, “Advantage”), effective July 1, 2017. This acquisition provides Cross Country with another well-respected brand and go-to-market approach, and also increases the supply of healthcare professionals to support Cross Country’s diverse customer base, most notably its many Managed Service Provider programs. Cross Country expects the transaction to result in meaningful earnings accretion in 2017 through increased scale and accelerated growth opportunities.

William J. Grubbs, President and Chief Executive Officer of Cross Country Healthcare stated, “We welcome Advantage RN to the Cross Country family. Our companies are a great match with complementary capabilities to better serve all of our customers. Together, we are better positioned to pursue our collective strategy for market expansion, revenue growth and enhanced shareholder value.”

“Advantage RN has enjoyed a long and successful working relationship with Cross Country, and our cultures and goals are closely aligned – to deliver quality services to our customers, create more opportunities for our candidates, provide a great working environment for our employees, and ultimately, better patient care,” said Matthew R. Price, President and CEO of Advantage RN. “While we retain the Advantage RN name and the recognition it carries in the industry, we now boast a new identity as part of the Cross Country family and the bright future we will build together.”

Cross Country acquired substantially all of the assets of Advantage for a total purchase price of $88 million, which is subject to a final net working capital adjustment. At closing, the Company paid $86.8 million, net of cash acquired, using $19.9 million in available cash and $66.9 million in borrowing under its Credit Facility, including a $40 million incremental term loan. The amount paid at closing was subject to an initial net working capital adjustment of $0.6 million, and an additional $0.6 million was deferred and is due to the seller within 20 months, less any COBRA and healthcare expenses incurred by Cross Country on behalf of the former sellers. Based on the total net leverage ratio, the combined interest rate at close is expected to be 3.5%.

Reaffirms Second Quarter 2017 Guidance

Q2 2017 Range

Revenue	$207 million - $212 million

Gross profit margin	26.0% - 26.5%

Adjusted EBITDA	$8 million - $9 million

Adjusted EPS	$0.08 - $0.10

The Company also reaffirms its second quarter 2017 guidance, issued on May 3, 2017, and now expects Revenue to be in the middle of the range and Gross profit margin, Adjusted EBITDA and Adjusted EPS to be towards the upper end of the respective ranges.

INVITATION TO WEBEX AND CONFERENCE CALL

Cross Country will present a live WebEx on July 6, 2017 at 9 A.M. Eastern Time to discuss this transaction and its second quarter 2017 guidance. This WebEx can be accessed through the following link:

https://e-meetings.verizonbusiness.com/nc/join.php?i=PWXW4722700&p=CROSSCOUNTRY&t=c.

The live audio WebEx and presentation for this conference will also be available on the Company’s website at www.crosscountryhealthcare.com in the Investors Relations section under ‘Events and Presentations’. Please log in at least 10 minutes prior to the WebEx in order to download applicable software. For audio only, please dial 800-857-6331 from anywhere in the U.S. or by dialing 517-623-4781 from non-U.S. locations – Passcode: CROSSCOUNTRY. A replay of the Call will be available by telephone by calling 800-925-3903 from anywhere in the U.S. or 402-220-4159 from non-U.S. locations – Passcode: 2017. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. A net replay of the WebEx will be available for 30 days, ending August 5, 2017 at:

https://e-meetings.verizonbusiness.com/nc/join.php?i=PWXW4722700&p=CROSSCOUNTRY&t=r

ABOUT CROSS COUNTRY HEALTHCARE

Cross Country Healthcare is a national leader in providing innovative healthcare workforce solutions and staffing services. Our solutions leverage our nearly 40 years of expertise and insight to assist clients in solving complex labor-related challenges while maintaining high quality outcomes. We are dedicated to recruiting and placing highly qualified healthcare professionals in virtually every specialty and area of expertise. With more than 8,000 active contracts, our diverse client base includes both clinical and nonclinical settings, servicing acute care hospitals, physician practice groups, outpatient and ambulatory-care centers, nursing facilities, both public schools and charter schools, rehabilitation and sports medicine clinics, government facilities, and homecare. Through our national staffing teams and network of 74 office locations, we are able to place clinicians on travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services programs (MSP), internal resource pool consulting and development, electronic medical record (EMR) transition staffing, recruitment process outsourcing, predictive modeling and other outsourcing and consultative services. In addition, we provide both retained and contingent placement services for healthcare executives, physicians, and other healthcare professionals.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

ABOUT ADVANTAGE

Founded in 2003 and headquartered in West Chester, Ohio, Advantage is one of the largest independent travel nurse staffing companies in the United States. Operating through 11 office locations, Advantage deploys many of its nurses through Managed Service Providers and Vendor Management Systems. Advantage also maintains strong direct relationships with many hospitals with more than 1,000 active hospital clients. The founder and CEO of Advantage, Matt Price, will remain with the business after the transaction closes. For the year ended December 31, 2016 Advantage had revenue of approximately $100 million and a normalized EBITDA (refer to Non-GAAP financial measures below for definition) of approximately $10.0 million.

NON-GAAP FINANCIAL MEASURES

This press release references normalized EBITDA, a non-GAAP financial measure. Such non-GAAP financial measure is provided as additional information and should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP. The Company defines normalized EBITDA as earnings before interest, income taxes, depreciation and amortization of the acquired company adjusted for items that have been identified in its due diligence process as items that are not expected to reoccur post acquisition. Management believes this non-GAAP measure is useful to investors as it is consistent with the measure it uses to evaluate its transactions. This non-GAAP financial measure may differ materially from the same non-GAAP financial measure used by other companies. The table that follows provides a reconciliation to the most directly comparable U.S. GAAP financial measure and includes a more detailed discussion of the financial measure:

Reconciliation of Normalized EBITDA

Year ended
Advantage	December 31, 2016
(in thousands)
Net income	$8,535
Depreciation & Amortization	122
Interest expense	192
Legal fees (a)	462
Transaction related costs (b)	136
Restructuring costs	88
Other non-recurring adjustments (c)	435
Normalized EBITDA	$9,970

(a)   Legal fees relate to a specific liability the Company is not assuming in accordance with the terms of the asset purchase agreement.
(b)  Transaction related costs are fees incurred by the Seller pertaining to the sale of business
(c)  Other non-recurring adjustments are costs that are not anticipated to continue post acquisition such as employee stock plan distributions, board expenses, and certain other non-operating or immaterial prior period adjustments.

FORWARD-LOOKING STATEMENT

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are subject to the "safe harbor" created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", "suggests", "appears", "seeks", "will" and variations of such words and similar expressions intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, without limitation, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel nurses and physicians, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of cyber security risks and cyber incidents on our business, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, including our ability to successfully integrate acquired businesses and realize synergies from such acquisitions, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, and our other Securities and Exchange Commission filings made prior to the date hereof.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to "we," "us," "our," or "Cross Country" in this press release mean Cross Country Healthcare, Inc., its subsidiaries and affiliates.

CONTACT:
Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President and Chief Executive Officer
wgrubbs@crosscountry.com